AMENDMENT TO
                                AGENCY AGREEMENT

     THIS AMENDMENT TO AGENCY AGREEMENT (this "Amendment") is entered into as of the 13 day of November, 2013 (the "Effective Date") by and between ADVISORS' INNER CIRCLE FUND, a business trust existing under the laws of the Commonwealth of Massachusetts, having its principal place of business at one Freedom Valley Road, Oaks, Pennsylvania 19456 (the "Trust") and DST SYSTEMS, INC., a corporation existing under the laws of the State of Delaware, having its principal place of business at 333 West 11(th) Street, 5(th) Floor, Kansas City, Missouri 64105 ("DST").

     WHEREAS, the Trust and DST entered into that certain Agency Agreement on the 1st day of April, 2006 to be effective as of the 1(st) day of July, 2006 (as previously amended, the "Agreement"). WHEREAS, the Trust and DST wish to amend the terms of the Agreement as outlined below .

     NOW, THEREFORE, in consideration of the mutual promises, undertakings, covenants and conditions set forth herein, the Trust and DST agree as follows:

     1. AMENDMENT TO AGREEMENT. With effect as of the Effective Date, the reference to March 30, 2014 as the expiration of the initial term in Section 21 is hereby modified to be March 31(st), 2019 as the expiration of the initial term.

     2. EFFECT ON AGREEMENT. As of the Effective Date, this Amendment shall be effective to amend the Agreement and to the extent of any conflict between the Agreement and this Amendment, this Amendment supercedes and replaces the Agreement.

     3. EXECUTION IN COUNTERPARTS/FACSIMILE TRANSMISSION. This Amendment may be executed in separate counterparts, each of which will be deemed to be an original and all of which, collectively, will be deemed to constitute one and the same Amendment. This Amendment may also be signed by exchanging facsimile copies of this Amendment, duly executed, in which event the parties hereto will promptly thereafter exchange original counterpart signed copies hereof.

     4. TERMINOLOGY. The words "include", "includes" and "including" will be deemed to be followed by the phrase "without limitation". The words "herein", "hereof", "hereunder" and similar terms will refer to this Amendment unless the context requires otherwise.

     5. AGREEMENT IN FULL FORCE AND EFFECT. Except as specifically modified by this Second Amendment, the terms and conditions of the Agreement shall remain in full force and effect, and the Agreement, as amended by this Amendment, and all of its terms, including, but not limited to any warranties and representations set forth therein, if any, are hereby ratified and confirmed by the Trust and DST as of the Effective Date.

     6. CAPITALIZED TERMS. All capitalized terms used but not defined in this Amendment will be deemed to be defined as set forth in the Agreement.

     7. AUTHORIZATION. Each party hereby represents and warrants to the other that the person or entity signing this Amendment on behalf of such party is duly authorized to execute and deliver this

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Amendment and to legally bind the party on whose behalf this Amendment is signed to all of the terms, covenants and conditions contained in this Amendment.

     8. GOVERNING LAW. This Amendment shall be construed according to and governed by the laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their duly authorized representatives as of the date first written above.

ADVISORS' INNER CIRCLE FUND

By: /s/ Dianne Descoteaux
    ---------------------
Printed Name: Dianne Descoteaux
Title: VP & Secretary

DST SYSTEMS, INC.

By: /s/ Thomas J. Schmidt
    ---------------------
Printed Name: Thomas J. Schmidt
Title: Vice President